Exhibit 99.3

PRESS RELEASE

Level 3 Announces Pricing of Private

Offering of Senior Notes

BROOMFIELD, Colo., Jan. 6, 2010 — Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that its subsidiary, Level 3 Financing, Inc., has agreed to sell $640 million aggregate principal amount of 10% Senior Notes due 2018 in a private offering to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended, and non-U.S. persons outside the United States under Regulation S under the Securities Act of 1933, as amended.  The notes were priced to investors at 97.982% of their principal amount.

The net proceeds from the offering will be used to fund Level 3 Financing’s purchase of its 12.25% Senior Notes due 2013 in a concurrent tender offer and consent solicitation. The closing of the offering is conditioned upon the valid tendering, and acceptance by Level 3 Financing, of a minimum aggregate principal amount of notes in the tender offer and consent solicitation, receipt of a minimum amount of consents in the tender offer and consent solicitation and the satisfaction or waiver of the other conditions to the tender offer and consent solicitation (collectively, the “Closing Conditions”).

The offering is expected to be completed on January 20, 2010, subject to the satisfaction or waiver of the Closing Conditions.

The senior notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information

Media:	Investors:
Vince Hancock	Valerie Finberg
720-888-2146	720-888-2501